SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                       -----------------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 2)1/
                                             -

                             CIDCO Incorporated
-------------------------------------------------------------------------------
                              (Name of Issuer)

                         Common Stock, $.01 par value
                       (Title of Class of Securities)

                                 171768104
-------------------------------------------------------------------------------
                               (CUSIP Number)

                              David S. Richter
                     Waveland Capital Management, L.P.
                           227 West Monroe Street
                                 Suite 4800
                          Chicago, Illinois 60606
                               (312) 739-2138
-------------------------------------------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                                 April 5, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box o

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

---------------------------
1/       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 171768104                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                       Waveland Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                        Illinois
-------------------------------------------------------------------------------
                  7        SOLE VOTING POWER

                --------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                         1,352,900
BENEFICIALLY    --------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH
REPORTING       --------------------------------------------
PERSON            10       SHARED DISPOSITIVE POWER
                                1,352,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,352,900 Shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.3747%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN


                                                             Page 2 of 10 Pages

 CUSIP NO.: 171768104                13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                   Waveland Capital Management, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) (_)

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                          Illinois
-------------------------------------------------------------------------------
                  7        SOLE VOTING POWER

               --------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                            1,352,900
BENEFICIALLY   --------------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH
REPORTING      ---------------------------------------------------
PERSON            10       SHARED DISPOSITIVE POWER
                                  1,352,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,352,900 Shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.3747%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                             Page 3 of 10 Pages

 CUSIP NO.: 171768104                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                   Clincher Capital Corporation
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                       Illinois
-------------------------------------------------------------------------------
                     7        SOLE VOTING POWER

                 ----------------------------------------------------
NUMBER OF            8        SHARED VOTING POWER
SHARES                              1,352,900
BENEFICIALLY     ----------------------------------------------------
OWNED BY             9        SOLE DISPOSITIVE POWER
EACH
REPORTING        -----------------------------------------------------
PERSON              10       SHARED DISPOSITIVE POWER
                                     1,352,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,352,900 Shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.3747%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO

                                                             Page 4 of 10 Pages

 CUSIP NO.:171768104                     13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
                  Waveland Capital Management, LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                     Illinois
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                     ----------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,352,900
BENEFICIALLY         ----------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING            -----------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,352,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,352,900 Shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                 (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.3747%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                            Page 5 of 10 Pages

CUSIP NO.:171768104                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Waveland Partners, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
                      -----------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,352,900
BENEFICIALLY          -----------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING             -----------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,352,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,352,900 Shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.3747%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                             Page 6 of 10 Pages

CUSIP NO.: 171768104                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                  Waveland International, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                  (_)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Cayman Islands
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                     ----------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              1,352,900
BENEFICIALLY         ----------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING            -----------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    1,352,900
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,352,900 Shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.3747%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                             Page 7 of 10 Pages

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         (a) Waveland International has acquired 1,352,900 shares of Common Stock representing approximately 9.3747% of the shares of Common Stock outstanding as of March 23, 2001 (as reported in the Issuer's Annual Report on Form 10-K for the year ended December 31, 2000).

         (b) Each of the reporting persons may be deemed to share beneficial ownership of the Common Stock acquired by Waveland
International.

         (c) In the past 60 days, Waveland International effected the following open market purchases of shares of Common Stock:

                           Number of
Date                       Shares Acquired                    Price Per Share
----                       ---------------                    ---------------
04/05/01                   22,500                             $0.8361
04/06/01                   77,500                             $0.9563
04/09/01                   20,000                             $1.0000
04/09/01                    5,000                             $1.0000
04/10/01                   18,500                             $1.0000
04/11/01                    1,000                             $1.1500
04/12/01                   25,000                             $1.1540


                                                             Page 8 of 10 Pages

                                SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 16, 2001

                                  WAVELAND PARTNERS, L.P.
                                  By: Waveland Capital Management, L.P.
                                      Its: General Partner
                                      By: Clincher Capital Corporation
                                          Its: General Partner

                                          By: /s/ David S. Richter
                                             ----------------------------------
                                               David S. Richter, President

                                  WAVELAND CAPITAL MANAGEMENT, L.P.
                                  By: Clincher Capital Corporation
                                      Its: General Partner

                                        By:  /s/ David S. Richter
                                            -----------------------------------
                                               David S. Richter, President

                                  CLINCHER CAPITAL CORPORATION


                                  By:  /s/ David S. Richter
                                     ------------------------------------------
                                        David S. Richter, President


                                  WAVELAND CAPITAL MANAGEMENT, LLC


                                  By:  /s/ David S. Richter
                                      -----------------------------------------
                                         David S. Richter, Manager


                                  WAVELAND PARTNERS, LTD.


                                  By:  /s/ David S. Richter
                                      -----------------------------------------
                                         David S. Richter, Director



                                                             Page 9 of 10 Pages

                                  WAVELAND INTERNATIONAL, LTD.


                                  By:  /s/ David S. Richter
                                      -----------------------------------------
                                         David S. Richter, Director

                                                            Page 10 of 10 Pages